Agreement

This agreement is made this 31st day of October, 1999, by and between:

Futurenet Holdings Ltd., (Seller) residing at Unit 18, Mill Mall,
Wickham's  Cay  I,  P.O.  Box 3339, Road Town,  Tortola,  British
Virgin Islands.

                               and

CasinoBuilders.com Inc. (Buyer) a Nevada Corporation residing  at
2110 Vickers Drive, Suite 100, Colorado Springs, Colorado, USA.

WHEREAS Seller owns all of the outstanding shares of Cyberluck, Curacao N.V. (Cyberluck), a Netherlands Antilles Corporation established in Curacao, Netherlands Antilles on March 15th, 1996.

WHEREAS Seller has the authority to deliver all of the outstanding shares of Conet N.V. (Conet), a Netherlands Antilles Corporation established in Curacao, Netherlands Antilles on March 15th, 1996, and Global Cash N.V. (Global Cash) a Netherlands Antilles Corporation established in Curacao, Netherlands Antilles.

WHEREAS Buyer is desirous of purchasing all of the outstanding shares of Cyberluck, Conet and Global Cash (The Companies) for the sum of US$1,700,000 (ONE MILLION SEVEN HUNDRED THOUSAND U.S. DOLLARS) (referred to as "full-payment") plus an agreed to sum of equity shares in CasinoBuilders.com.

Parites have agreed to the above under the folowing provisions:

     1. The total cash payment for purchasing The Companies is $1,700,000 of which $450,000 has been deemed earned.

     2. Buyer acknowledges it has incurred additional fees relative to certain expenses in the amount of $250,000, which is to be added to the full-payment price.

     3. Payment Schedule: All payments to Seller are to be made and received by the due dates at Mees Pierson Bank, Amsterdam, the Netherlands, S.W.I.F.T. transfer code in favour of Futurenet Holdings, Ltd.

          a    $350,000 to be paid prior to December 1, 1999. If not paid by December 15, 1999 the sum of $250,000 is deemed forfeited. Upon receipt of payment of $350,000 the shares of Conet and Global Cash will be transferred

          b    $600,000 on or before February 28, 2000 shares of Cyberluck will be transferred. If not paid and provided the sum of $350,000 has been received a three month extension shall be permitted at a cost of $20,000 per month, after which Seller is free sell any unsold assets to any third-party.

          c    Additional fees that may be owing due and earned may be paid at any time prior to July 1, 2000 so long has the principal amounts due have been paid.

          d    $350,000 due which will be divided equally between
            Aristocrat Group N.V. and Crossfire Holdings (Futurenet Holdings majority shareholders) in a trust managed by Aristocrat Gourp anddue no later than July 1, 2000

     4. In consideration of the extension of the closing date until February 28, 2000, Buyer will issue in the name or names designated by Seller, 100,000 shares of restricted 144 CSNO stock effective as of the date of this agreement.

     5. As collateral for the remaining $350,000, Buyer will issue in trust designated by Seller as ARISTOCRAT GROUP A.V.V. (Aruba) to act as Trustee and holder of said shares. Upon payment of the remaining $350,000, and any additional fees that may become due and earned, the trust arrangement will be dissolved and the shares returned to the Buyer. If the remaining $350,000 and any outstanding fees has not been paid by July 1, 2000 these shares shall not be returned and will be equally divided by Aristocrat and Crossfire.

     6. Effective on or about November 10, 1999, Andy Ruppanner, President of CasinoBuilders.com will become an unpaid Director of Conet and be assigned the responsibility of its management. Steve Randall, Executive Vice President of CasinoBuilders.com shall have full authority in accordance with his position of Director of Global Cash, will assume responsibility of its operations.

     7. Buyer acknowledges it has had an opportunity to conduct its due diligence with respect to this transaction.

     8. Buyer is responsible for the successful completion of employment contracts to Conet personnel.

     9. Seller is responsible to provide a new lease agreement of Suite A-4, Ara Hilltop Building, Curacao, Netherlands Antilles, for a period of three (3) years, whereby the present users will probably sub-lease approximately 15% of the space under a separate agreement.

     10. Seller is responsible to deliver all of the shares of The Companies upon closing of this transaction which shall include the written consent of all majority shareholders.

     11. In the event that Seller is unable to transfer all shares of The Companies at closing, it shall provide five (5) IP statuses free of license fees to an entity or entities designated by CasinoBuilders.com..

     12. Buyer agrees that Seller may distribute profits earned prior to January 1, 1999, prior to closing provided said amount does not exceed US $26,000.

     13. If the December 1, 1999 installment is not made or if full-payment of principal is not received by Seller, a completely operational Avatar casino free of any liens or encumbrances shall be delivered to Seller or its nominee as Seller may direct.
This agreement may be singed in counterparts by the parties and incorporated into one agreement. This agreement shall supercede all prior agreements whether written or verbal and be subject to the laws of the Netherlands Antilles.

Agreed   to  on  this  31st  day  of  October  1999  in  Curacao,
Netherlands Antilles.


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



For Futurenet Holdings           For CasinoBuilders.com
Represented by its sole          Paul A. Ruppanner
Director                         President and CEO
Abacus Management


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